UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  03/10/2005

Auxilium Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-50855

DE	23-3016883
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

160 W. Germantown Pike, Norristown, PA 19401
(Address of Principal Executive Offices, Including Zip Code)

610-239-8850
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On March 16, 2004, the Board of Directors of the Company elected Rolf A. Classon, a current member of the Company's Board of Directors, as Vice Chairman of the Board. See Item 5.02 below for additional information.

Effective March 10, 2005, Auxilium Pharmaceuticals, Inc. (the "Company") entered into an oral agreement with the Company's Chairman and Chief Executive Officer, Gerri Henwood, pursuant to which Ms. Henwood has agreed to serve as the Company's Interim President until such time as the Company chooses to elect a permanent President. Ms. Henwood will continue to serve as the Company's Chairman and Chief Executive Officer. See Item 5.02 below for additional information.

Item 1.02.    Termination of a Material Definitive Agreement

The Employment Agreement dated June 1, 2004 by and between the Company and Robert S. Whitehead has been terminated effective March 10, 2005, except that the Company currently expects that certain provisions thereof may be incorporated into a new agreement currently under discussion between the Company and Mr. Whitehead setting forth the terms of Mr. Whitehead's separation from the Company. See Item 5.02 below for additional information.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 16, 2004, the Board of Directors of the Company elected Rolf A. Classon as Vice Chairman of the Board.

Mr. Classon, 59, has served as one of our directors since May 2004. Mr. Classon has been Chairman of the Executive Committee of Bayer HealthCare AG, a subsidiary of Bayer AG, since October 2002. Previously, he served as president of Bayer's Diagnostic Division and head of Bayer's Worldwide Business Group - Diagnostics since 1995. Mr. Classon is the vice-chairman of the board of directors of Hillenbrand Industries and a director of Enzon Pharmaceuticals, Inc. and ITSA Pharmaceuticals, Inc. and chairman of the compensation committee and member of the finance and audit committee of Enzon Pharmaceuticals, Inc. Mr. Classon received his Chemical Engineering Certificate from the Gothenburg School of Engineering and a Swedish equivalent to an M.B.A. from the University of Gothenburg.

Effective on March 10, 2005, the Company's Board of Directors unanimously appointed Gerri Henwood, the Company's current Chairman and Chief Executive Officer, as Interim President. Ms. Henwood will continue to serve as the Company's Chairman and Chief Executive Officer.

Gerri Henwood, 52, is one of the Company's founders and has served as its Chief Executive Officer and Chairman of the Board since its inception. Ms. Henwood previously served as the Company's President from its inception until Mr. Whitehead's appointment as the Company's President and Chief Operating Officer in June 2004. From 1985 to 1999, Ms. Henwood served as President and Chief Executive Officer of IBAH, Inc., a publicly traded contract research company, originally named Bio-Pharm Clinical Services, Inc., a company which she founded. Prior to that, Ms. Henwood served in a variety of marketing, medical and regulatory positions at Smith, Kline & French Laboratories, now GlaxoSmithKline plc, a publicly traded pharmaceutical company. Ms. Henwood serves as a director of Alkermes, Inc. She received a B.S. from Neuman College.

Ms. Henwood currently serves as the Company's Chairman and Chief Executive Officer pursuant to an Employment Agreement with the Company dated June 5, 2004. Ms. Henwood's will serve as the Company's Interim President under the terms of her current employment agreement. She will continue to receive the compensation and benefits to which she is entitled thereunder as the Company's Chairman and Chief Executive Officer. Currently, the Company does not anticipate that Ms. Henwood will receive any additional compensation for serving as the Company's Interim President.

Effective on March 10, 2005, Robert S. Whitehead and the Company mutually agreed to terminate his position as President and Chief Operating Officer of the Company. As a result, the Company and Mr. Whitehead currently are discussing the terms of a potential Separation Agreement. The Company will make all necessary disclosures with respect to any such agreement upon the conclusion of such discussions.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Auxilium Pharmaceuticals, Inc.

Date: March 16, 2005.	By:	/s/ Cornelius H. Lansing II
Cornelius H. Lansing II
Chief Financial Officer and Executive Vice President, Commercial Logistics